Exhibit 3.2 Articles of Incorporation

ARTICLES OF INCORPORATION

OF

REGENCY RESOURCES, INC.

(AMENDED)

THE UNDERSIGNED, having associated ourselves together for the purpose of forming a corporation for the transaction of business and the promotion and conduct of the objects and purposes hereinafter stated, under the provisions of and subject to the requirements of the laws of the State of Nevada, do make, record and file these Articles of Incorporation, in writing, and we do hereby certify:
ARTICLE I
NAME

The name of this Corporation shall be:                   REGENCY RESOURCES, INC.

ARTICLE II
PURPOSE

The purpose for which said Corporation is formed and the nature of the objects proposed to be transacted and carried on by it is to engage in any and all lawful activity, as provided by the laws of the State of Nevada.
ARTICLE III
CAPITAL STOCK

The authorized amount of Capital Stock of the Corporation shall be Two Hundred Million   (200,000,000) shares of Common Stock at $.001 par value per share.  Said Capital Stock may be increased or decreased from time to time in accordance with the provisions of the laws of the State of Nevada.

ARTICLE IV
GOVERNING BOARD

The members of the Governing Board of the Corporation are styled Directors.  The initial board of directors shall consist of two (2) members and , provided that the number of directors may not be set at less than one (1) nor more than seven (7), the number of directors may be changed from time to time by the board of directors in accordance with the BYLAWS of the Corporation.  .  The names and post office address of the First Board of Directors are as follows:

FIRST BOARD OF DIRECTORS

Name                                                                      Address

Jane C. H. Brooke                                                11 Glouchester Avenue
Flat 5
Camden Town, London, England  NW1 7AU

Dragan Bozanic                                                   7066 Danton Promenade
Mississauga, Ontario
Canada  L5N 5E4

ARTICLE V
INCORPORATOR

The name and address of the incorporator signing these Articles of Incorporation, who is above the age of eighteen (18) years, is as follows:

Name                                                                       Address

Jane C. H. Brooke                                                11 Glouchester Avenue
Flat 5
Camden Town, London, England  NW1 7AU

ARTICLE VI
RESIDENT AGENT
The name and address of the Resident Agent is as follows:
Name                                                                      Address

Corporate Advisory Service, Inc.                      251 Jeanell Dr., Suite 3
Carson City, Nevada 89703

ARTICLE VII
INDEMNIFICATION

No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.  Any repeal or modification of an Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.
ARTICLE VIII
ACQUISITION OF CONTROLLING INTEREST

    The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.  No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person or any transaction with an interested stockholder occurring prior to such amendment or repeal.

ARTICLE IX
COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 27 day of July 2007

JANE BROOKIE
Jane Brooke
President and Chief Executive Officer